Exhibit 99.4











                                PRESS CONFERENCE
                                       OF
                                   CELANESE AG





                                    Statement
                                 Claudio Sonder
                       Chairman of the Board of Management

                                December 16, 2003














Embargo: Beginning of Speech



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Chart 1: Title chart

Ladies and gentlemen,

On behalf of the Celanese AG Board of Management, I welcome you to our press conference. This morning you received our press release on the planned offer by Blackstone Capital Partners.

First of all, please allow me:

        o       To summarize the main terms of this offer,

        o Then, to tell you why this offer is beneficial for our stakeholders and the company's future development,

        o And finally, to explain how the process, which has been initiated with Blackstone's announcement, will continue.

Chart 2: The main terms of the offer

Blackstone announced today that it will present an offer to Celanese shareholders to buy outstanding Celanese AG shares at a price of (euro) 32.50 per share.

This means that the offer is 13% higher than the weighed average share price over the past three months, which is the relevant performance measure for shareholders.

Blackstone values Celanese AG's share equity at approximately (euro)1.6 billion based on its outstanding shares.

Overall, the total offer amounts to (euro)3.1 billion, as it also includes the assumption of pensions and other obligations amounting to approximately (euro)1 billion, as well as net financial debt of approximately 0.4 billion.

Blackstone intends to support Celanese's growth projects by making available considerable resources. These are included in the overall proposal.

Finally, Blackstone agrees to enable a pre-funding of Celanese pension obligations by the current U.S. dollar equivalent of (euro)380 million into the Celanese retirement fund immediately after the deal has been closed.


Chart 3: Our path to value creation

Over the last four years, we have refocused Celanese. Our efforts continue to be aimed at adding value to the company.

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As a result of our efforts we can say today that:

        o We are a much more focused company, which is a market leader in its core products. We have divested non-core activities, expanded our core businesses and restructured our global network of sites.

        o Since we started the company over four years ago we have invested a total of over (euro)2.3 billion to generate internal and external growth. On the one hand, we focused on acquisitions in higher value areas of our value chain (polyvinyl alcohol and emulsions), and, on the other hand, on strengthening our presence in Asia (technical polymers in Korea and the acetic acid complex in Singapore).

        o Vigorous efforts to consistently improve our productivity have helped us to create a performance-oriented culture to move us closer to our financial goals. Raising productivity will continue to be a top priority for us.

        o Sound financial discipline with capital expenditure at 70% of depreciation and a significant reduction in our working capital have strengthened our financial basis.

Our strategic and operational measures have paid off. They have led to strong cash generation. We have shown very solid balance sheets, which have earned a BBB rating.

Positive confirmation of all of this can be seen in the development of our share price: Since the start of the company in 1999, our share price has risen by over 80%.

Chart 4: Gearing up for future value creation

Today, Celanese AG stands at a crossroads. What road should we take to sustainably increase the company's growth and profitability? What means can we use to achieve these goals?

We see the opportunity to create future value for CAG in three areas:

   1. We want to protect and strengthen our market leadership in acetic acid and its derivatives. Increasing efficiency at our plants and our participation in the China growth market are the keys to this.

   2. In order to take full advantage of our integrated value chain, we will continue to seize opportunities which contribute to growth in the mid-and higher areas in our chemicals value chain. We have already started to do so with polyvinyl alcohol and emulsions.

   3. With Ticona's technical polymers and with our Specialties we are active in a market, which offers high-tech solutions - We have established ourselves as a market leader in some areas. We want to participate more strongly in these high-growth and profitable markets in the future.

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We see that there are numerous growth opportunities available in these areas that we can take advantage of with our current structures and means. However, there are other very attractive opportunities we cannot take advantage of today.

Chart 5:  Driving Celanese

We are a focused chemical company with a strong cash generation and we will remain so.

We will continue to invest in internal growth and increase our productivity.

We will focus more heavily on external growth to drive value creation for the company. This will include select acquisitions.

Greater financial leeway will be decisive to the sustainable value development of Celanese.

Chart 6: Blackstone offer is attractive for all stakeholders

This is why we are here today and why we support the proposed acquisition offer from Blackstone.

We believe that this offer is interesting for all our stakeholders:

    o For our shareholders, this offer highlights our concept of value creation.

    o It is important for our employees that Blackstone is committed to our philosophy of positive and constructive employee relations. Blackstone explicitly stated that the operation of the business should remain the responsibility of Celanese management and the existing management team should continue to lead the businesses.

    o Blackstone's offer gives our strategy a broader financial basis. Blackstone supports our strategy and our future plans.

Chart 7: Blackstone Capital Partners

Since Blackstone first approached us, we have held very open and constructive talks for quite some time.

Blackstone is one of the world's leading private equity firms and is also one of the largest. It currently manages private equity funds with a volume exceeding US$ 14 billion. Blackstone only invests in those companies, in which it has the support of the management.


Chart 8: The timeframe for the transaction


Let me conclude by giving you a brief overview of the next steps to be taken in relation to Blackstone's offer.

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Blackstone must submit documentation of the offer within four weeks to Germany's
Federal Office for the Supervision of Financial Services (BaFin) for regulatory approval. After the offer has been approved by the authorities, it can be published. We expect the acceptance period to begin at the end of January/beginning of February.

As you know, the Celanese management and supervisory board have to provide a reasoned opinion on the offer within two weeks after the offer period has begun. These statements must also include a recommendation to our shareholders. Until that time, we can only give a preliminary opinion, as we have not yet received all the offer documents.

Including the additional extension period for administrative purposes ("Nachfrist"), the transaction should be completed by the end of March/beginning of April.

We are proud of what we have achieved so far with the help of our employees. This offer is a sign of Blackstone's confidence that Celanese AG can continue its successful path of creating value.



Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("The Safe Harbor Provisions"). Investors of Celanese are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Celanese's filings with the Securities and Exchange Commission, copies of which are available from Celanese. The Safe Harbor Provisions have not been judicially determined to be applicable to this release to the extent it constitutes soliciting materials.

Holders of Celanese shares should read the reasoned opinions (begrundete Stellungnahmen) to be prepared by the management board and the supervisory board in accordance with the German Securities Acquisition and Takeover Act and Celanese's solicitation/recommendation statement on Schedule 14D-9 when they become available, because such documents will contain important information about the public tender offer. Investors will be able to obtain for free the reasoned opinions (begrundete Stellungnahmen) and the solicitation/recommendation statement on Schedule 14D-9 and other documents filed at the U.S. Securities and Exchange Commission at the Commission's website http://www.sec.gov. Copies of the reasoned opinions (begrundete

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Stellungnahmen) and the Schedule 14D-9 will also be available for free from
Celanese.








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